EXHIBIT INDEX

Exhibit A: Attachment to item 77B:
           Accountants report on internal control
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Exhibit A:


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL

To the Shareholders and Trustees of
Matthew Asian Funds
San Francisco, California

In planning and performing our audit of the financial statements of Matthews Pacific Tiger Fund, Matthews Asian
Growth and Income Fund, Matthews Korea Fund, Matthews China
Fund, Matthews Japan Fund and Matthews Asian Technology
Funds, each a series of shares of common stock of Matthews
Asian Funds, for the year ended August 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing
and maintaining internal control.   In fulfilling this
responsibility, estimates and judgments by management are required to assess the expected benefits and related costs
of controls.   Generally, controls that are relevant to an
audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally
accepted in the United States of America.   Those controls
include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by
the American Institute of Certified Public Accountants.   A
material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their
assigned functions.   However, we noted no matters involving
internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of August 31, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of Matthews Asian Funds and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
October 4, 2002